EXHIBIT 99.1

Opexa Launches Restructuring Initiative to Focus Use of Resources Ahead of Key Phase 2 Data Expected in Early Q4 2016

Cash Runway Extended Into 2017

THE WOODLANDS, TX--(Marketwired - Mar 2, 2016) - Opexa Therapeutics, Inc. (NASDAQ: OPXA), a biopharmaceutical company developing personalized immunotherapies for autoimmune disorders, including for multiple sclerosis (MS) and neuromyelitis optica (NMO), today announced that it was implementing a restructuring initiative to focus the use of its resources, which should extend the Company's current cash runaway into the first quarter of 2017. The move comes as the Company prepares to complete its Phase IIb clinical trial in Secondary Progressive MS (SPMS) and report top-line data, with the announcement of such data currently expected in early Q4 2016.

As the Company's 190-patient Phase IIb Abili-T trial approaches completion, with the final dose for the last patient having been administered last week, the Company is reducing its work force by approximately 30%. The reduction-in-force includes the Company's Chief Financial Officer, Karthik Radhakrishnan. The Company estimates that it will record in the first quarter of 2016 a one-time severance-related charge of approximately $325,000.

"We are focused on closing out the Phase IIb Abili-T study in secondary progressive multiple sclerosis patients and presenting top-line data early in the fourth quarter of this year," said Neil K. Warma, Opexa's President and Chief Executive Officer. "SPMS remains an area of critical unmet medical need and the completion of the Abili-T study is an important step in the development of what we believe could be the first safe and effective treatment for this disease. We achieved an important milestone last week, having administered the final dose to the last patient in the Abili-T trial, and to date we have completed approximately 97% of all patient visits. We have aligned the restructuring to coincide with the reduction of activities associated with nearing completion of the Abili-T trial. The restructuring should enable us to extend our current cash into the first quarter of 2017, providing us with additional runway beyond the expected Q4 2016 release of top-line data."

About Opexa

Opexa is a biopharmaceutical company developing a personalized immunotherapy with the potential to treat major illnesses, including multiple sclerosis (MS) as well as other autoimmune diseases such as neuromyelitis optica (NMO). These therapies are based on Opexa's proprietary T-cell technology. The Company's leading therapy candidate, Tcelna®, is a personalized T-cell immunotherapy that is in a Phase IIb clinical development program (the Abili-T trial) for the treatment of secondary progressive MS. Tcelna consists of myelin-reactive T-cells, which are expanded ex vivo from the patient's peripheral blood and reintroduced into the same patient in an attenuated form via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin for each individual patient.

For more information, visit the Opexa Therapeutics website at www.opexatherapeutics.com or follow company news on Twitter via @OpexaCEO.

Cautionary Statement Relating to Forward-Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

Statements contained in this release, other than statements of historical fact, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "expects," "believes," "may," "intends," "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements do not constitute guarantees of future performance. Investors are cautioned that forward-looking statements, including without limitation statements regarding the safety, efficacy and projected development timeline of drug candidates such as Tcelna® and OPX-212, the amount of any severance-related restructuring charges, and our projected cash runway, constitute forward-looking statements. These forward-looking statements are based upon our current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include without limitation our ability to raise additional capital to continue our development programs, our ability to successfully develop potential products such as Tcelna and OPX-212, our ability to obtain, maintain and protect intellectual property rights (including for Tcelna and OPX-212), and our ability to realize the savings anticipated by the reduction-in-force and restructuring, as well as other risks associated with the process of discovering, developing and commercializing drug candidates that are safe and effective for use as human therapeutics. These and other risks are described in detail in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. All forward-looking statements contained in this release speak only as of the date on which they were first made by us, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after such date.

CONTACT INFORMATION
Company Contact:
Neil Warma
Opexa Therapeutics, Inc.
Chief Executive Officer
281-775-0600

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